Filed pursuant to Rule 424(b)(3)

Registration No. 333-113119

PROSPECTUS

SUPPLEMENT

PARTNERS TRUST FINANCIAL GROUP, INC.

(Proposed Holding Company for SBU Bank, to become Partners Trust Bank)

This supplements the prospectus of Partners Trust Financial Group, Inc. dated May 7, 2004. This prospectus supplement should be read together with the prospectus and the prospectus supplement dated June 10, 2004.

To facilitate the sale of shares, as contemplated by our Plan of Reorganization, we have commenced a syndicated community offering and have increased the maximum amount of stock that an individual may purchase from 375,000 to 740,000 shares.

The other purchase and ownership limitations discussed in the prospectus and in the prospectus supplement dated June 10, 2004 remain unchanged.

If you previously have submitted an individual order or orders in the subscription or community offerings for 375,000 shares of common stock, you may increase your order by submitting an additional order form for the additional shares with full payment for the additional shares ordered.

Subscription and payment for shares of common stock purchased in the syndicated community offering will be made in accordance with such terms, conditions and procedures as we may determine.

The opportunity to purchase shares of common stock in the community and syndicated community offering is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. Based on the advice of our independent appraiser, and subject to market conditions and regulatory approval, we anticipate completing the offering at or about the minimum of the offering range. In that regard, it is our intention not to accept any orders in excess of approximately 14,875,000 shares.

The shares of common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus supplement is June 30, 2004.